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                                                          FOR IMMEDIATE RELEASE


                            FIRST BRANDS CORPORATION
                                    ADOPTS A
                      PREFERRED SHARE PURCHASE RIGHTS PLAN


          Danbury, Connecticut, March 25, 1996 -- First Brands Corporation today announced that its Board of Directors, at the March 22, 1996 meeting, adopted a Preferred Share Purchase Rights Plan and declared a dividend distribution to be made to stockholders of record on April 1, 1996, of one Preferred Share Purchase Right on each outstanding share of the Company's common stock. Each Right will entitle stockholders to buy one one-thousandth of a share of a new series of junior participating preferred stock for an exercise price of $87.50.

          The Rights contain provisions which are intended to protect the Company's stockholders in the event of an unsolicited attempt to acquire the Company at an unfair price. The Company is not aware of any such attempt at present.

          The Rights will be exercisable only if a person or group (with certain exceptions) acquires, or announces a tender offer for, 20% or more of the Company's common stock. The Company may exchange the Rights for the Company's common stock on a one-for-one basis at any time after a person or group has acquired 20% or more of the outstanding common stock. The Company will be entitled to redeem the Rights at $.01 per Right (payable in cash or common stock of the Company, at the Company's option) at any time before public disclosure that a 20% position has been acquired. The Rights will expire on April 3, 2006, unless previ ously redeemed or exercised. The distribution of the Rights is not a taxable event to stockholders.



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          Additional details of the Rights distribution will be provided to the stockholders.


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